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EXHIBIT 99.1

     SIMULATIONS PLUS REPORTS PRELIMINARY SECOND QUARTER FISCAL 2003 REVENUE

       COMPANY SETS NEW REVENUE RECORDS FOR SECOND QUARTER AND SIX MONTHS

LANCASTER, CA, MARCH 11, 2003. Simulations Plus, Inc. (OTCBB: SIMU.OB), the leading provider of ADME absorption simulation and neural net structure-to-property prediction software for pharmaceutical discovery and development, today reported preliminary revenue for the fiscal second quarter and six months ended February 28, 2003.

Momoko Beran, chief financial officer of Simulations Plus, said, "We expect to report record total revenues for the fiscal second quarter and six months ended February 28, 2003. Pharmaceutical software and services revenues increased 4.2% to $572,000 for the second quarter compared to $549,000 for the second fiscal quarter of 2002 and for the first six months increased 19.9% to $1,121,000, compared to $935,000 for the same period in fiscal 2002. Total revenues increased 1.1% to $1,119,000 for the second quarter compared to $1,107,000 for the second fiscal quarter of 2002. Second quarter revenues for the Words+ subsidiary decreased 2.8% over last year's second quarter and, for the first six months ending February 28, Words+ revenues decreased 5.3%. Total revenues for the first six months, including the Words+ subsidiary, increased 3.9% to $2,196,000, compared to $2,114,000 for the same period in fiscal 2002."

Walt Woltosz, chairman and chief executive officer of Simulations Plus, commented, "Our steady growth trend continues despite the soft economic conditions worldwide. Our pharmaceutical software products are referenced more and more by scientists at the many important scientific meetings held around the world. At a recent Molecular Biopharmaceutics meeting in January, there were six scientific poster presentations from scientists in industry and academia that utilized GastroPlus(TM) to perform their studies while our competition was noticeably absent."

Woltosz continued, "Our forthcoming QMPRchitect(TM) product, designed to enable scientists to easily build predictive models from their own experimental data, is receiving very strong interest. QMPRchitect users will also want QMPRPlus(TM), because they work hand-in-hand. Therefore, we expect QMPRchitect to provide a boost in QMPRPlus licenses as well. We plan to release QMPRchitect during the third quarter, thereby increasing our number of core products from two to three, and we expect this product to contribute to additional growth in revenues and earnings."

ABOUT SIMULATIONS PLUS, INC.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. The Company has two other businesses, Words+, Inc. and FutureLab(TM), which are based on its proprietary software technologies. Simulations Plus, Inc., is headquartered in Southern California and trades on the OTCBB under the symbol "SIMU.OB." For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability of the company to maintain its competitive advantage, the general economics of the pharmaceutical industry, the ability of the company to attract and maintain sufficient scientific and technical staff to sustain its R&D and customer support functions, the ability of the company to finance growth, the acceptance of QMPRchitect by the industry, and a sustainable market. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.

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